Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

August 6, 2003

Avnet, Inc. Reports Fourth Quarter and Full Year Fiscal 2003 Results
Positive Cash Flow Generation Continues

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today reported fourth quarter and fiscal 2003 year-end results. On revenues of $2.19 billion for the fourth quarter of fiscal 2003, the Company reported net income of $11.5 million, or $0.10 per share on a diluted basis. Net income increased $72.9 million, or $0.61 per share on a diluted basis, over the fourth quarter of fiscal 2002 net loss. The fourth quarter of fiscal 2002 included special charges totaling $79.6 million pre-tax, $62.1 million after tax and $0.52 per share on a diluted basis. Excluding the impact of these prior year special charges, fiscal 2003 fourth quarter net income increased by $10.8 million, or $0.09 per share on a diluted basis, as compared with the fourth quarter of fiscal 2002. Operating income for the quarter was $31.7 million, up $85.1 million year-over-year (up $5.5 million excluding the impact of the fiscal 2002 special charges discussed above) as operating income margin increased to 1.45%.

For fiscal 2003, Avnet reported revenues of $9.05 billion, up 1.4% as compared with $8.92 billion in fiscal 2002. The Company reported a net loss, including special charges, of $46.1 million, or $0.39 per share on a diluted basis, for fiscal 2003. Excluding special charges, the Company recorded net income of $27.8 million, or $0.23 per share on a diluted basis. This compares with a fiscal 2002 net loss before cumulative effect of change in accounting principle of $84.4 million, or $0.71 per share on a diluted basis (a net loss of $22.3 million, or $0.19 per share on a diluted basis excluding special charges).

Electronics Marketing (EM) revenues of $1.25 billion for the current year fourth quarter and $4.99 billion for the year both grew by 3% year-over-year. Computer Marketing (CM) revenues of $586 million and $2.43 billion for the current year fourth quarter and fiscal year, respectively, were up 3% and 1% year-over-year. Applied Computing (AC) revenues of $349 million for the current year fourth quarter and $1.63 billion for the fiscal year were down 2% and 3%, respectively, as compared with the prior year fourth quarter and fiscal year.

Commenting on the Company’s operating results, Chairman and Chief Executive Officer, Roy Vallee, stated, “Revenues came in below our expectations due to a slight sequential decline in EM sales as compared with an expected slight increase. However, EM’s operating income and margin came in stronger than expected. Revenue performance from Computer Marketing and Applied Computing came in largely as expected. This is the second consecutive quarter of slight year-over-year revenue growth for the enterprise, and despite the sequential sales decline, we continue to see stability in the technology markets we serve.” Mr. Vallee continued, “Gross profit margin improved sequentially, and expenses continued to decline. Operating income margin was up year-over-year for the fourth consecutive quarter (excluding the impact of special charges) as we continue to make positive strides in improving productivity across the enterprise.”

Mr. Vallee went on to say, “Although our earnings rose sequentially and year over year, they remain unacceptable in absolute terms. Consequently, we are aggressively engaged in efforts to further streamline the enterprise and lower our cost structure. Our Computer Marketing and Applied Computing operating groups are being merged to form Avnet Technology Solutions, and we are centralizing the Company’s internal information technology resources. These changes should allow us to further enhance profitability while maintaining the important value we bring to the markets we serve.

Ray Sadowski, Chief Financial Officer, stated, “Including some actions already taken during the June 2003 quarter, we expect to reduce expenses by roughly $90 million from the March 2003 run-rate. We currently estimate that we will incur special charges of approximately $50 million of which $25 million are cash-related and the balance are non-cash. We are actively implementing these cost reductions which we expect to be mostly completed by the end of December 2003. Therefore, this expected annualized cost reduction should take full effect by our third quarter of fiscal 2004. The final charges associated with this initiative could vary from these estimates as the reductions are implemented and will be updated in conjunction with our September 2003 results. Although we currently expect that the majority of the special charges will be recorded during the September 2003 quarter, there is a possibility that some of the charges will not be recorded until the December 2003 quarter.”

The Company reported that it further reduced net debt (debt less cash) during the June 2003 quarter as it generated free cash flow (as defined later in this release) of $105.2 million. For fiscal years 2003 and 2002, the Company generated free cash flow of $637.6 million and $869.0 million, respectively. Total cash and cash equivalents at the close of the June 2003 quarter were $395 million, and total debt was $1.47 billion. From the prior year ending balances, total debt and net debt fell 20% and 36%, respectively (including as debt $0 and $200 million, respectively, of drawings under the Company’s accounts receivable securitization program in June 2003 and June 2002) while cash and cash equivalents rose $236 million, or nearly 150%.

Commenting on Avnet’s fiscal year results, Mr. Sadowski said, “The Company improved its pre-tax results by $41.4 million. Excluding the impact of special charges, the Company increased pre-tax income by $82.0 million, from a loss of $41.2 million in fiscal 2002 to income of $40.8 million in fiscal 2003 on essentially flat sales.”

Providing guidance on the September 2003 quarter, Mr. Vallee stated, “We expect revenues from both Electronics Marketing and Avnet Technology Solutions to be higher benefiting somewhat from the additional week as our fiscal calendar calls for 14 weeks during the September 2003 quarter. As a result, we expect enterprise revenues to be in the range of $2.25 to $2.35 billion. Factoring in an additional week of expenses due to our fiscal calendar, and assuming a more normalized tax rate in the 30% to 35% range as well as lower anticipated other income, earnings per share in the September 2003 quarter should range between $0.08 and $0.11, excluding the impact of incremental special charges associated with the restructuring discussed above.”

Non-GAAP and Pro forma Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the Company also discloses pro forma or non-GAAP results of operations that exclude certain items. Management believes that providing this additional information is useful to investors to better assess and understand operating performance, especially when comparing results with previous periods or forecasting performance for future periods. Management believes the pro forma measures also help indicate underlying trends in the business. Management also uses pro forma measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

However, analysis of results and outlook on a pro forma or non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP. Reconciliations of the Company’s analysis of results to GAAP for the fiscal years ended June 2003 and June 2002, and the quarter ended June 2002 are attached.

The Company’s determination of free cash flow referenced earlier is illustrated in the table below. Amounts for the full fiscal year ended June 27, 2003 are taken directly from the attached Statement of Cash Flows and the amounts for the quarter are derived by subtracting the amounts from the Statement of Cash Flows for the first nine months of the fiscal year from the year-end results.

		Fiscal
	Fiscal Year	Year	Quarter
	Ended	Ended	Ended
	6/27/03	6/28/02	6/27/03

Net cash flows provided from operating activities	$651.9	$976.3	$98.6
Purchases of property, plant and equipment	<34.2>	<87.2>	<7.6>
Cash proceeds from sales of property, plant and equipment	16.4	3.4	7.4
Acquisition of operations, net	<9.2>	<34.1>	<1.7>
Effect of exchange rates on cash and cash equivalent	13.2	12.9	8.5
Cash dividends	—	<26.5>	—
Other, net financing activities	<.5>	24.2	—

Free cash flow	$637.6	$869.0	105.2

     Teleconference Webcast and Upcoming Events

Avnet will host a webcast of its quarterly teleconference today at 5:00 p.m. Eastern Time. The live webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, can be accessed through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the webcast.

Avnet will present at the following investor conferences in August and September: The Raymond James Midwest Mini-Conference on August 21, 2003 and the SG Cowen 31st Annual Fall Technology Conference on September 5, 2003. For a listing of conference details and how to access each available webcast, along with additional upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “expect,” “anticipate,” and “believe.” Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the effects of additional actions taken to lower costs, including the combination of Computer Marketing and Applied Computing discussed above, the Company’s ability to retain and grow market share, the Company’s ability to generate additional cash flow, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal 2002 and the Form 10-Q for the quarter ended March 28, 2003. Avnet is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Phoenix, Ariz.-based Avnet, Inc. (NYSE:AVT) is one of the world’s largest distributor of semiconductors, interconnect, passive and electromechanical components, embedded systems and computer products from leading manufacturers. Serving customers in 68 countries, Avnet also delivers services such as inventory management, supply-chain services, bill-of-materials analysis, systems integration and engineering design assistance. A Fortune 500 company, Avnet’s revenues for fiscal 2003 (year ended June 27, 2003) were $9.05 billion. Please feel free to visit Avnet’s Investor Relations website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

Contact:

John J. Hovis
Vice President and Director, Investor Relations
480-643-7053
investorrelations@avnet.com

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED

	JUNE 27,	JUNE 28,
INCLUDING SPECIAL ITEMS (1)	2003	2002 (1)

Sales	$2,187.4	$2,144.8
Income (loss) before income taxes	14.1	(77.9)
Net income (loss)	11.5	(61.4)
Net income (loss) per share:
Basic	$0.10	($0.51)
Diluted	$0.10	($0.51)

	FOURTH QUARTERS ENDED

	JUNE 27,	JUNE 28,
EXCLUDING SPECIAL ITEMS	2003	2002

Sales	$2,187.4	$2,144.8
Income (loss) before income taxes	14.1	1.7
Net income (loss)	11.5	0.7
Net income (loss) per share:
Basic	$0.10	$0.01
Diluted	$0.10	$0.01

(1)	Fiscal 2002 fourth quarter results shown above include the impact of imcremental special charges related to the value of assets acquired in connection with the acquisition of Kent Electronics, which was accounted for as a “Pooling-of-Interests,” the impairment of investments in Internet-related businesses and severance costs. The special charges amounted to $79.6 million pre-tax ($21.6 million included in cost of sales and $58.0 million included in operating expenses) and $62.1 million after-tax. The impact on diluted earnings per share was $0.52 for the fourth quarter.

See the Consolidated Statements of Operations included herein for further disclosure of the impacts of this special item.

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

	FISCAL YEARS ENDED

INCLUDING SPECIAL ITEMS (1) (2) (3)	JUNE 27,	JUNE 28,
	2003 (1)	2002 (2) (3)

Sales	$9,048.4	$8,920.2
Loss before income taxes	(79.4)	(120.8)
Net loss	(46.1)	(84.4)
Net loss per share:
Basic	($0.39)	($0.71)
Diluted	($0.39)	($0.71)

	FISCAL YEARS ENDED

	JUNE 27,	JUNE 28,
EXCLUDING SPECIAL ITEMS	2003	2002 (2)

Sales	$9,048.4	$8,920.2
Income (loss) before income taxes	40.8	(41.2)
Net income (loss)	27.8	(22.3)
Net earnings (loss) per share:
Basic	$0.23	($0.19)
Diluted	$0.23	($0.19)

(1)	The results for fiscal 2003 shown above include the impact of incremental special charges recorded in the second quarter in connection with cost cutting initiatives including severance costs, charges for consolidation of facilities and write-offs of certain capitalized IT-related initiatives. The special charges in the second quarter amounted to $106.8 million pre-tax (all of which is included in selling, general and administrative expenses), $65.7 million after-tax and $0.55 per diluted share. The results for fiscal 2003 shown above also include the impact of debt extinguishment costs associated with the Company’s cash tender offers and repurchases completed during the third quarter for $159.0 million of its 6.45% Notes due August 15, 2003 and $220.1 million of its 8.20% Notes due October 17, 2003. These charges amounted to $13.5 million pre-tax, $8.2 million after tax and $0.07 per diluted share.

The total impact of these special items on the results for fiscal 2003 amounted to $120.3 million pre-tax, $73.9 million after tax and $0.62 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the impacts of these special items.

(2)	Fiscal 2002 results shown above include the impact of incremental special charges related to the value of assets acquired in connection with the acquisition of Kent Electronics, which was accounted for as a “Pooling-of-Interests,” the impairment of investments in Internet-related businesses and severance costs. The special charges amounted to $79.6 million pre-tax ($21.6 million included in cost of sales and $58.0 million included in operating expenses) and $62.1 million after-tax. The impact on diluted earnings per share was $0.52.

(3)	The above operating information for fiscal 2002 excludes the cumulative effect of change in accounting principle for the impairment of goodwill recorded as a result of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangibles,” for which further detail can be found on the attached Consolidated Statements of Operations.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED

		JUNE 28, 2002 (1)

	JUNE 27,	REPORTED	SPECIAL	ADJUSTED
	2003	RESULTS	ITEMS	RESULTS

Sales	$2,187,419	$2,144,752	$—	$2,144,752
Cost of sales	1,892,761	1,862,105	(21,600)	1,840,505

Gross profit	294,658	282,647	21,600	304,247
Selling, general and administrative expenses	262,939	336,074	(58,023)	278,051

Operating income (loss)	31,719	(53,427)	79,623	26,196
Other income, net	9,217	2,005	—	2,005
Interest expense	(26,863)	(26,451)	—	(26,451)

Income (loss) before income taxes	14,073	(77,873)	79,623	1,750
Income tax provision (benefit)	2,536	(16,472)	17,539	1,067

Net income (loss)	$11,537	($61,401)	$62,084	$683

Net earnings (loss) per share:
Basic	$0.10	($0.51)	$0.52	$0.01

Diluted	$0.10	($0.51)	$0.52	$0.01

Shares used to compute earnings (loss) per share:
Basic	119,500	119,397	119,397	119,397

Diluted	119,577	119,397	119,397	119,397

(1)	Fiscal 2002 fourth quarter results shown above include the impact of incremental special charges related to the value of assets acquired in connection with the acquisition of Kent Electronics, which was accounted for as a “Pooling-of-Interests,” the impairment of investments in Internet-related businesses and severance costs. The special charges amounted to $79.6 million pre-tax ($21.6 million included in cost of sales and $58.0 million included in operating expenses) and $62.1 million after-tax. The impact on diluted earnings per share was $0.52 for the fourth quarter.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FISCAL YEARS ENDED

	JUNE 27, 2003 (1)			JUNE 28, 2002 (2)

	REPORTED	SPECIAL	ADJUSTED	REPORTED	SPECIAL	ADJUSTED
	RESULTS	ITEMS	RESULTS	RESULTS	ITEMS	RESULTS

Sales	$9,048,442	$—	$9,048,442	$8,920,248	$—	$8,920,248
Cost of sales	7,833,487	—	7,833,487	7,697,434	(21,600)	7,675,834

Gross profit	1,214,955	—	1,214,955	1,222,814	21,600	1,244,414
Selling, general and administrative expenses	1,202,226	(106,765)	1,095,461	1,225,799	(58,023)	1,167,776

Operating income (loss)	12,729	106,765	119,494	(2,985)	79,623	76,638
Other income, net	26,204	—	26,204	6,755	—	6,755
Interest expense	(104,851)	—	(104,851)	(124,583)	—	(124,583)
Debt extinguishment costs	(13,487)	13,487	—	—	—	—

Income (loss) before income taxes	(79,405)	120,252	40,847	(120,813)	79,623	(41,190)
Income tax provision (benefit)	(33,289)	46,350	13,061	(36,377)	17,539	(18,838)

Income (loss) before cumulative effect of change in accounting principle	(46,116)	73,902	27,786	(84,436)	62,084	(22,352)
Cumulative effect of change in accounting principle	—	—	—	(580,495)	—	(580,495)

Net income (loss)	($46,116)	$73,902	$27,786	($664,931)	$62,084	($602,847)

Earnings (loss) per share before cumulative effect of change in accounting principle:
Basic	($0.39)	$0.62	$0.23	($0.71)	$0.52	($0.19)

Diluted	($0.39)	$0.62	$0.23	($0.71)	$0.52	($0.19)

Net earnings (loss) per share:
Basic	($0.39)	$0.62	$0.23	($5.61)	$0.52	($5.09)

Diluted	($0.39)	$0.62	$0.23	($5.61)	$0.52	($5.09)

Shares used to compute earnings (loss) per share:
Basic	119,456	119,456	119,456	118,561	118,561	118,561

Diluted	119,456	119,456	119,456	118,561	118,561	118,561

(1)	The results for fiscal 2003 shown above include the impact of incremental special charges recorded in the second quarter in connection with cost cutting initiatives including severance costs, charges for consolidation of facilities and write-offs of certain capitalized IT-related initiatives. The special charges in the second quarter amounted to $106.8 million pre-tax (all of which is included in selling, general and administrative expenses), $65.7 million after-tax and $0.55 per diluted share. The results for fiscal 2003 shown above also include the impact of debt extinguishment costs associated with the Company’s cash tender offers and repurchases completed during the third quarter for $159.0 million of its 6.45% Notes due August 15, 2003 and $220.1 million of its 8.20% Notes due October 17, 2003. These charges amounted to $13.5 million pre-tax, $8.2 million after tax and $0.07 per diluted share. The total impact of these special items on the results for fiscal 2003 amounted to $120.3 million pre-tax, $73.9 million after tax and $0.62 per diluted share.

(2)	Fiscal 2002 results shown above include the impact of incremental special charges related to the value of assets acquired in connection with the acquisition of Kent Electronics, which was accounted for as a “Pooling-of-Interests,” the impairment of investments in Internet-related businesses and severance costs. The special charges amounted to $79.6 million pre-tax ($21.6 million included in cost of sales and $58.0 million included in operating expenses) and $62.1 million after-tax. The impact on diluted earnings per share was $0.52.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	JUNE 27,	JUNE 28,
	2003 (1)	2002 (1)

Assets:
Current assets:
Cash and cash equivalents (2)	$395,467	$159,234
Receivables, net	1,471,806	1,374,017
Inventories	1,097,580	1,417,305
Other	161,237	254,976

Total current assets	3,126,090	3,205,532
Property, plant & equipment, net	250,412	349,924
Goodwill	857,110	844,597
Other assets	265,939	281,901

Total assets	4,499,551	4,681,954

Less liabilities:
Current liabilities:
Borrowings due within one year	187,656	59,309
Accounts payable	802,039	891,234
Accrued expenses and other	316,355	326,293

Total current liabilities	1,306,050	1,276,836
Long-term debt, less due within one year	1,278,399	1,565,836
Other long-term liabilities	82,580	34,772

Total liabilities	2,667,029	2,877,444

Shareholders’ equity	$1,832,522	$1,804,510

(1)	The Company has an accounts receivable securitization program whereby it sells an interest in a pool of its trade accounts receivable to third party conduits through a wholly owned bankruptcy-remote special purpose entity that is consolidated for financial reporting purposes. The purpose of the program is to provide the Company with an additional source of liquidity at interest rates more favorable than it could receive through other forms of financing. At June 27, 2003 and June 28, 2002, the Company had sold $0 million and $200.0 million, respectively, of receivables under the program. This is reflected as a reduction of receivables, with the proceeds used to pay down debt, in the above consolidated balance sheets.

(2)	At June 27, 2003, cash and cash equivalents include $78.5 million of restricted cash held in an escrow account. This cash will be used to repay the remaining $41.0 million in principal outstanding on the 6.45% Notes due August 15, 2003 and the remaining $29.9 million in principal outstanding on the 8.20% Notes due October 17, 2003 plus the remaining interest payments on this debt through its maturity.

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FISCAL YEARS ENDED
	JUNE 27,	JUNE 28,
	2003	2002

Cash flows from:
Operations:
Net loss	($46,116)	($664,931)
Cumulative effect of change in accounting principle	—	580,495

Loss before cumulative effect of change in accounting principle	(46,116)	(84,436)
Add non-cash and other reconciling items:
Depreciation and amortization	88,839	103,879
Deferred taxes	(21,606)	10,828
Other, net	106,812	121,240

	127,929	151,511
Receivables	140,656	433,863
Inventories	387,081	552,621
Payables, accruals and other, net	(3,788)	(161,690)

Net cash flows provided from operating activities	651,878	976,305

Financing:
Reduced drawings under accounts receivable securitization program	(200,000)	(150,000)
Issuance of notes in public offering, net of issuance costs	465,313	394,328
Repayment of notes	(379,197)	(528,969)
Repayment of commercial paper and bank debt, net	(285,795)	(517,924)
Repayment of other debt, net	(1,686)	(4,482)
Cash dividends	—	(26,546)
Other, net	(474)	24,225

Net cash flows used for financing activities	(401,839)	(809,368)

Investing:
Purchases of property, plant, and equipment	(34,169)	(87,173)
Cash proceeds from sales of property, plant and equipment	16,379	3,423
Acquisition of operations, net	(9,210)	(34,091)

Net cash flows used for investing activities	(27,000)	(117,841)

Effect of exchange rates on cash and cash equivalents	13,194	12,859

Cash and cash equivalents:
increase	236,233	61,955
at beginning of year	159,234	97,279

at end of period	$395,467	$159,234

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED

	JUNE 27,	JUNE 28,	JUNE 27,	JUNE 28,
	2003	2002	2003	2002

SALES
Electronics Marketing	$1,252.2	$1,216.6	$4,988.4	$4,841.9
Computer Marketing	586.2	570.9	2,429.4	2,399.2
Applied Computing	349.0	357.3	1,630.6	1,679.1

Consolidated	$2,187.4	$2,144.8	$9,048.4	$8,920.2

OPERATING INCOME (LOSS)
Electronics Marketing	$34.1	$18.1	$101.9	$22.7
Computer Marketing	4.3	19.0	40.6	63.0
Applied Computing	0.7	(2.2)	15.6	42.8
Corporate	(7.4)	(8.7)	(38.6)	(51.9)

Consolidated Before Special Charges	31.7	26.2	119.5	76.6
Special Charges	—	($79.6)	(106.8)	($79.6)

Consolidated	$31.7	($53.4)	$12.7	($3.0)